Exhibit 99.1

Hyperdynamics Appoints Former Assistant Secretary of State Ambassador Herman J. Cohen as Board Member

HOUSTON, Aug. 3, 2009 (GLOBE NEWSWIRE) -- Hyperdynamics Corporation (the "Company") (NYSE AMEX:HDY) today announced that it has appointed Herman J. Cohen as a member of the Board of Directors, effective immediately. The Company also created a Governmental Relations Committee, of which Cohen will serve as Chairman.

"Herman's knowledge and expertise as a career diplomat and specialist in African affairs will be a significant asset to Hyperdynamics Corporation," said Hyperdynamics CEO Ray Leonard. "His extensive background working with governments and corporations in numerous African countries will be invaluable in helping Hyperdynamics move forward in the exploration of our Guinea concession."

Ambassador Herman J. Cohen is the President of Cohen & Woods International. Established in 1994, the firm provides strategic planning services to African governments and multinational corporations doing business in Africa. The firm is currently under contract to advise the Government of the Republic of Mauritania. A major industrial client is Century Aluminum of Monterey, Calif., which is investing in the Republic of the Congo. The newest client is Contour Global, a New York electric power company that specializes in African power projects.

Cohen retired from the U.S. State Department in November 1993. His last position prior to retirement was Assistant Secretary of State for African Affairs under President George Bush (1989-1993). During his 38-year career with the U.S. Foreign Service, he served in five African countries and twice in France. He was the American Ambassador to Senegal, with dual accreditation to Gambia, from 1977 to 1980. During assignments in Washington, D.C., Cohen served as Special Assistant to President Reagan for African Affairs (1987-1989), Principal Deputy Assistant Secretary for Intelligence and Research and Principal Deputy Assistant Secretary for Personnel.

From 1994 to 1998, under contract to the World Bank, Cohen was a Senior Advisor to the Global Coalition for Africa, an intergovernmental policy forum that worked to achieve consensus between donor and African governments on economic development strategies.

Cohen & Woods is a member of the United States Corporate Council on Africa. Cohen has been a Professorial Lecturer in African studies at the Johns Hopkins School of Advanced International Studies since 1998. He lectures on Africa throughout the United States under the auspices of the American Committees on Foreign Relations. He is a frequent commentator on African issues on CNN, Radio France, BBC and NPR. He is on the board of the Council for a Community of Democracies.

Cohen's honors and awards include the French Legion of Honor, the Belgian Order of Leopold II, the U.S. Foreign Service rank of Career Ambassador and the Distinguished Alumni Award of the City College of New York. He is a member of the Council on Foreign Relations and the American Academy of Diplomacy. He is the author of a book on conflict resolution in Africa entitled "Intervening in Africa: Superpower Peacemaking in a Troubled Continent" (published by Macmillan/Palgrave in September 2000). This book won the annual award for distinguished writing on diplomatic practice in 2000 conferred by the American Academy of Diplomacy.

Cohen received a Bachelor of Arts degree in political science from the City College of New York and a Master of Arts degree in international relations from the American University.

About Hyperdynamics

Hyperdynamics Corporation provides energy for the future by exploring and producing sources of energy worldwide. The company's internationally active oil and gas subsidiary, SCS Corporation, owns rights to explore and exploit 31,000 square miles offshore the Republic of Guinea, West Africa. To find out more about Hyperdynamics Corporation, visit the corporate website at http://www.hyperdynamics.com.

Forward Looking Statements

Statements in this news release are “forward looking” as defined by the U.S. Securities and Exchange Commission and are based on expectations, beliefs or projections that are subject to numerous risks and uncertainties, including successfully recruiting new Directors and CEO for the company.Investors are cautioned that these statements are not guarantees of future performance, and actual results could differ materially.

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HDY-IR

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Exhibit 99.1